Exhibit 10.32

Pursuant to 17 CFR 240.24b-2, confidential information (indicated as [***] has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

LIQUIDITY SERVICES, INC.

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of October 1, 2014, effective as of such date (the “Effective Date”), by and between Liquidity Services, Inc., a Delaware corporation (“LSI” or the “Company”), and Thomas B. Burton (the “Executive”) and amends and restates the executive employment agreement entered into as of June 13, 2001, by and between Government Liquidation.com, LLC, a Delaware limited liability company, and Executive, as such agreement was amended, effective as of January 25, 2006 (such agreement, as so amended, the “Prior Agreement”).

1.                                      Employment Agreement.  On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.  Terms used herein with initial capitalization are defined in Section 10.12 below.

2.                                      Term.  The term of employment under this Agreement shall be the period set forth in Schedule 1 attached hereto commencing on the Effective Date (the “Employment Period”).

3.                                      Position and Duties.  The Executive shall serve in the position and with the duties and title set forth in Schedule 1 attached hereto during the Employment Period.  In such capacity, the Executive shall have the duties, responsibilities, and authority of such position, subject to the power of the Executive’s “Reporting Officer” as designated in Schedule 1, the Company’s Chairman of the Board of Directors (the “Board”) or the Board to reasonably expand or limit such duties, responsibilities and authority. The Executive shall report to the Reporting Officer designated in Schedule 1.  The Executive shall devote the Executive’s best efforts and full business time and attention to the business and affairs of the Company; provided, however, that Executive may, to the extent such participation or service does not materially interfere with the performance of the obligations described in this Agreement, (i) participate in charitable, civic, political, social, trade, or other non-profit organizations and (ii) with the consent of the Board such consent not to be unreasonably withheld, serve as a non-management director of business corporations (or in a like capacity in other for-profit organizations).

4.                                      Place of Performance.  In connection with the Executive’s employment by the Company, the Executive shall be based in Scottsdale, Arizona, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business.

5.                                      Compensation.

5.1.    Base Salary.  During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be at the rate per year as set forth in Schedule 1.  The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures. The Base Salary may be increased at any time or from time to time, but it may not be decreased without the consent of the Executive.

5.2                               Bonus.  The Executive shall be eligible for a performance bonus as set forth in Schedule 1.

5.3                               Benefits.  During the Employment Period, the Executive will be entitled to receive such other benefits approved by the Reporting Officer and made available to similarly situated senior executives of the Company, including health insurance, disability insurance, and 401-K benefits.  At all times the Company agrees to maintain Director’s and Officer’s Liability coverage for the Executive. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers.

5.4                               Employee Leave.  The Executive shall be entitled to all public holidays observed by the Company, a total of 26 days of paid time off in accordance with the applicable policies of the Company, which shall be taken at a reasonable time or times per year.

6.                                      Expenses.  The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties.  Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses and appropriate receipts.

7.                                      Termination of Employment.

7.1.                            Termination.  The Executive’s employment by the Company during the Employment Period will continue until Executive’s death, Disability, resignation or until Executive’s termination by the Board at any time.

7.2.                            Notice of Termination.  Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.1 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Termination of the Executive’s employment shall take effect on the Date of Termination.

8.                                      Compensation Upon Termination.

8.1.                            Death.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the next full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6. Subject to Section 8.5 below, the payments contemplated by this Section 8.1 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive or his or her estate under this Agreement.

8.2.                            Disability.  If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, the Company shall pay the Executive the Executive’s full Base Salary through the third full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6. Subject to Section 8.5 below, the payments contemplated by this Section 8.2 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that the Base Salary shall be reduced by the amount of any disability benefit payments made to the Executive during a period of Disability from any insurance or other policies provided by the Company.

8.3.                            By the Company with Cause or by the Executive without Good Reason.  If the Company terminates the Executive’s employment during the Employment Period for Cause or if the Executive voluntarily terminates the Executive’s employment during the Employment Period (other than for (A) Good Reason or (B) in connection with the expiration of the initial Employment Period on December 31, 2015), the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6.  Subject to Section 8.5 below, the payments contemplated by this Section 8.3 shall be paid at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

8.4.                            By the Company without Cause or by the Executive for Good Reason.  If (x) the Company terminates the Executive’s employment during the Employment Period other than for Cause, Death, or Disability, (y) the Executive terminates his employment during the Employment Period for Good Reason or (z) either the Company or the Executive decides not to renew this Agreement in connection with the expiration of the initial Employment Period on December 31, 2015, the Company shall pay the Executive: (A) the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6; and (B) a lump-sum severance package equal to (i) six months of the Executive’s Base Salary and (ii) an amount equal to six months of the average annual bonus earned by the Executive during the previous two fiscal years (collectively the “Severance Payment”). For purposes of clause (i) above, if the Executive’s termination of employment pursuant to this Section 8.4 occurs on or before December 31, 2015, then the Executive’s Base Salary will be deemed to be $315,526 and, if such termination occurs after December 31, 2015, then the Executive’s Base Salary will be the amount in effect as of the Date of Termination.  Subject to Section 8.5 below, the Severance Payment shall be payable to the Executive within 30 days of the Notice of Termination.

8.5.                            Code Section 409A Matters. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) with the Company, Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (B) as a result of such separation from service, Executive would receive any payment under this Agreement that, absent the application of this Section 8.5, would be subject to the additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six months after the Executive’s separation from service, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such additional tax. Any payments which are required to be delayed as a result of this Section 8.5 shall be accumulated and paid as a lump-sum on the earliest possible date determined in accordance the preceding sentence.

9.                                      Other Agreements.  As a pre-condition to the effectiveness of this Agreement, Executive acknowledges and reaffirms the covenants contained in the Liquidation.com, Inc. Employee Agreement Regarding Confidentiality, Intellectual Property, and Competitive Activities attached hereto as Exhibit A (the “Employee Agreement”)  and acknowledges and agrees that the terms and conditions of the Employee Agreement are specifically incorporated herein by reference.

10.                               Miscellaneous.

10.1.                     Notices.  All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

10.1.1.           If to the Company:

Liquidity Services, Inc.

1920 L Street, NW, 6th Floor

Washington DC 20036

ATTN:          James E. Williams, Vice President, General Counsel

and Corporate Secretary

Fax:               (202) 558-6246

Phone:  (202) 558-6279

10.1.2.           If to the Executive:

at the address set forth in Schedule 1.

or to such other address as may be designated by either party in a notice to the other.  Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back, the confirmation (if telecopy) or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.2.                     Representations.  Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  Executive represents that performance of all the terms of this Agreement and the Employee Agreement will not breach any non-compete or similar agreement.  Executive has not entered into, and Executive agrees not to enter into, any oral or written agreement in conflict herewith.

10.3.                     Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

10.4.                     Survival.  It is the express intention and agreement of the parties hereto that the provisions of Section 8 hereof shall survive the termination of employment of the Executive.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

10.5.                     Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable to any Affiliate of the Company or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

10.6.                     Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

10.7.                     Amendment; Waiver.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto; provided, that the parties may amend Schedule 1 hereto by executing and delivering a revised version of Schedule 1 and attaching such revised version to this Agreement.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

10.8.                     Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

10.9.                     Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the District of Columbia not including the choice of law rules thereof.

10.10.              Entire Agreement; Waiver of Claims under Prior Agreement. This Agreement, including Schedule 1 hereto and the Employee Agreement, constitute the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.  Without limiting the generality of the foregoing, this Agreement expressly amends, restates and supersedes the Prior Agreement, which shall have no further force and effect. For valuable consideration, the receipt and adequacy of which is hereby acknowledged, Executive, on behalf of himself and each of his family members, heirs, executors, administrators, attorneys, devisees, successors and assigns, does hereby release and forever discharge the Company, and all of its parent companies, subsidiaries, affiliates, divisions, predecessors, successors, agents, representatives, officers, directors, employees, shareholders, insurers, and (collectively, “the Released Parties”), of and from any and all claims, causes of action, suits, debts, liens, contracts, judgments, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent (the “Claims”), which Executive now has or may hereafter have against the Released Parties, or any of them, relating to or arising out of the Prior Agreement, the termination of the Prior Agreement or the entering into of this Agreement.

10.11                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

10.12.              Definitions.

“Affiliate” means as to a specified Person any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Agreement” means this Executive Employment Agreement.

“Base Salary” is defined in Section 5.1 above.

“Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Cause” means (i) the commission of a felony or a crime involving moral turpitude (specifically excluding felonies or crimes under any applicable state or federal vehicle code) or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, or (ii) recurring violations of material Company rules, regulations policies or any material provisions of this Agreement (which are not inconsistent with or in violation of any of the provisions of this Agreement) after written notice to Executive from the Company specifically enumerating all of the facts and circumstances constituting the violation, the conduct or action which can be taken by Executive to cure the violation, and a reasonable opportunity for Executive to take corrective action, or (iii)  gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

“Company” means Liquidity Services, Inc. and its successors and assigns.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination; (iii) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date specified in the Notice of Termination; or (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 7.1, the date on which Notice of Termination is given.

“Disability” means the Executive’s inability to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, as determined by a competent medical doctor appointed by the Reporting Officer after a complete and thorough medical examination and evaluation, which inability shall continue for more than three consecutive months or for such shorter periods that when aggregated exceed six (6) months in any twelve (12) month period.

“Effective Date” means the date as of which this Agreement is executed as set out above.

“Employee Agreement” is defined in Section 9 above.

“Employment Period” is defined in Section 2 above.

“Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement (including the provisions of Schedule 1) or the Employee Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Executive’s responsibilities and duties without the written consent of Executive; or (iii) any change to the job title given to Executive without his written consent; (iv) any reduction in Base Salary or any other benefits provided to Executive hereunder; or (v) any constructive termination of Executive; (vi) any request, instruction, directive or order, whether direct or indirect, to Executive by the Board, the Company or any executive officer of the Company to perform any act which is unlawful; or (vii) a requirement by the Company for the Executive to relocate outside of the Scottsdale, Arizona metropolitan region to retain his position without the written consent of the Executive.  The Executive acknowledges and agrees that the changes to the Executive’s responsibilities, duties, compensation and benefits, as contemplated by this Agreement, shall not constitute Good Reason under this Agreement.

“Notice of Termination” is defined in Section 7.2 above.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Severance Payments” is defined in Section 8.4 above.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

LIQUIDITY SERVICES, INC.

By:	/s/ William P. Angrick, III
William P. Angrick, III
Chairman and CEO

EXECUTIVE:

/s/ Thomas B. Burton
Thomas B. Burton

SCHEDULE 1

CERTAIN TERMS OF EMPLOYMENT

All capitalized but undefined terms in this Schedule shall have the meaning ascribed to them in the Agreement.

Name:  Thomas B. Burton

Position/Title:  Executive Vice President, Federal Sector

Employment Period:  This Agreement shall expire on December 31, 2015, unless, at least 60 days prior to such date (or such late date that is agreed to in writing by the Company and the Executive), the Company and the Executive have mutually agreed that the Executive will continue employment with the Company in the same position, in which case this Agreement (including this Schedule 1) will renew automatically for successive one year terms unless earlier terminated by either party in accordance with the terms of this Agreement.

Duties:  The Executive will be responsible for managing the Company’s relationship with the U.S. Defense Logistics Agency (DLA), including the remainder of the CV3 surplus contract, the contractual roll out of the new CV4 surplus contract and the re-compete of the new Scrap Venture (SV) contract.

Specific responsibilities of this position shall include:

1.  Manage the DLA relationship, including:

a.  Stay in regular contact with the Battle Creek and Fort Belvoir offices to assess their satisfaction with our service, opportunities to expand our relationship, and opportunities to improve the economics of our relationship

b.  Regularly communicate with both Bill Angrick and Gardner Dudley regarding the above

c.  Recommend strategies to Bill Angrick and Gardner Dudley for the expansion and improvement of the economics of our relationship with the DLA under the existing surplus contract (CV3) and the new CV4 surplus contract

1) Ideas to increase Revenues as a % of OAV

2) Ideas to reduce Cost of Goods Sold as a % of OAV

3) Ideas to streamline and reduce direct costs to support the Surplus contract

4) Ideas to increase property flow (international and hazmat)

d.  Be the senior level “trouble shooter” for issues with the DLA as they arise and coordinate with CAG leadership to resolve.  The normal day-to-day operational issues will be handled by the CAG operations team at the working level directly.

e.  Recommend strategies and tactics to ensure the bid structure on the Scrap Venture IFB resembles the current model

f.  Lead the technical response to the Scrap Venture IFB in coordination with Robert Bragaw and Tim Daniel

2.  Conduct Business Development for providing LSI services to US Federal Agencies and selected other entities as approved by Bill Angrick, including:

a.  Ascertain which US Federal Agencies are not required to use GSA services or are otherwise available to procure LSI services

b.  Gather information to rank order those agencies most likely to entertain a proposal from LSI so as to create a prioritized list of target agencies

c.  Gather information regarding any relevant regulatory issues that will have a material impact on business development with the targeted federal agencies

d.  Arrange for meetings with the appropriate federal agency personnel.  This may require hiring consultants to arrange for appropriate meetings.

e.  Conduct initial meetings with decision makers at these US Federal Agencies to present LSI as a surplus asset management provider.

f.  Introduce Bill Angrick and other LSI personnel at the appropriate time in the business development process

g.  Bring the contracts to closure on favorable terms for LSI.

3.  Support Liquidity Services growth strategy

a.  Support the Company’s LiquidityOne transformation plan that will define and implement a singular and superior seller and buyer customer experience, operational processes and consolidated IT platforms to scale and grow LSI’s business.

b.  Participate in the Company’s development and implementation of an aligned global brand and one sales playbook to serve existing and new sellers.

c.  Participate with senior management in screening of M&A targets.

d.  Be a visible role model for the Company’s values and best leadership practices.

In furtherance of the Executive’s duties as described above, the Executive will be entitled to hire or otherwise retain the services of one research assistant of his choosing.  The Executive may establish the terms and conditions of his or her employment or other service, including his or her compensation and benefits, subject to approval by the Reporting Officer.

Reporting Officer:  Chairman and CEO

Base Salary:  $150,000 per annum

Annual Bonus:  The Executive shall be eligible for an annual incentive bonus at a target bonus amount equal to 100% of his base pay per annum for every fiscal year of employment.  This bonus will be based on achievement of objectives which will be agreed upon at the beginning of each fiscal year. The bonus eligibility as set forth in this Schedule 1 will be as of October 1, 2014, with the first bonus payable after the close of the Company’s 2015 fiscal year and no later than March 15, 2016, subject to the Executive’s continued employment with the Company through the last day of such fiscal year, then every year thereafter, in any event consistent with Company policy.

New Business Commission: The Executive shall be eligible for a quarterly cash commission payment based on the amount of new business signed by the Executive and transacted with the Company as set forth in Schedule A below. Calculation of commissions due under this plan will commence on January 1, 2015 and will continue each completed calendar quarter thereafter during the Employment Period.

Equity Based Compensation: The Executive will receive a grant of 40,000 shares of restricted Company stock, consisting of 20,000 shares of time-vesting restricted stock and 20,000 shares of performance-vesting restricted stock, as set forth in Schedule B below. The restricted stock will be granted at the next meeting of the Compensation Committee of the Board and will be subject to the terms of the Company’s 2006 Omnibus Long-Term Incentive Plan.  The extent to which the performance conditions to which the performance-vested restricted stock are achieved will be determined over a four-year period.

Notice Address:

Thomas B. Burton

12693 N. 79th Street

Scottsdale, AZ 85260

COMPANY:	EXECUTIVE:

/s/ William P. Angrick, III	/s/ Thomas B. Burton
William P. Angrick, III Chairman and CEO	Thomas B. Burton

Schedule A

New Business Development Schedule

• [***] of the [***] for approved new business signed

• Credit for [***] months after contract signing

• Annual payout capped at $[***]

Schedule B

DLA CV4 Performance Based Vesting Schedule

($000’s)

FY14A  $  [***]  (-ex Rolling Stock)

CV4			Cumulative	Shares
LTM Gross Profit		Vesting %	Vesting %	Vested
$	[***]	10.000%	10%	2,000
$	[***]	10.000%	20%	2,000
$	[***]	11.250%	31%	2,250
$	[***]	12.500%	44%	2,500
$	[***]	13.125%	57%	2,625
$	[***]	13.750%	71%	2,750
$	[***]	14.375%	85%	2,875
$	[***]	15.000%	100%	3,000
				20,000
Time base Shares (4 year vesting)				20,000
Performance based vesting (see schedule)				20,000
Total				40,000